Exhibit 99.1

VAALCO Energy, Inc. Appoints New Director

HOUSTON, Feb. 15 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY) announced the appointment of Mr. O. Donaldson Chapoton to the Board of Directors of the Company. Mr. Chapoton will stand for election to the Board at its annual stockholders meeting on June 1, 2006.

Mr. Chapoton received his LL.B., with honors, from the University of Texas School of Law in 1960. He joined Baker Botts, LLP in the early 1960’s specializing in tax law for start up businesses as well as major international corporations.

From 1986 to 1989 he served as Assistant Secretary for Tax Policy at the U.S. Treasury Department. He served under Treasury Secretary James A. Baker and participated in the development and enactment of the Tax Reform Act of 1986 and the 1987 and 1988 Income Tax Acts. He was nominated by President Reagan and confirmed by the U.S. Senate for the position and represented the Administration in presenting tax policy to the U.S. Congress.

In 1989 Mr. Chapoton rejoined Baker Botts, LLP as the partner-in-charge of the Firm’s Washington office, a position he held through the year 2000. His practice in Washington included the international aspects of the U.S. Tax Law and he represented his clients in legislative and regulatory matters before Congress, the Treasury and other governmental agencies.

Since 2001, Mr. Chapoton has been involved in real estate activities and is a partner in the VMS Group, a firm which provides services to the private equity community.

Robert Gerry, Chairman and CEO, stated, “We are extremely pleased that Mr. Chapoton has agreed to join our Board. His knowledge of international law, politics, and general business practices will be of great value to VAALCO as we seek to expand our international presence.”

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2003 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
          -0-                                        02/15/2006
          /CONTACT:  Robert L. Gerry, III of VAALCO Energy, Inc., +1-713-623-0801/
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